Exhibit 99.1

For Immediate Release
November 4, 2025

Carlyle Secured Lending, Inc. Announces Financial Results For Third Quarter Ended September 30, 2025, Declares Fourth Quarter 2025 Dividend of $0.40 Per Common Share
New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CGBD” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its third quarter ended September 30, 2025. Justin Plouffe, CGBD’s Chief Executive Officer, said, “We continue to be active in the current market with disciplined underwriting standards. We experienced another quarter of net growth in the portfolio as we maintain leverage at the mid-point of our target range. On the other side of the balance sheet, we continued to optimize CGBD’s capital structure post-quarter-end with our second institutional bond issuance and the repayment of the CSL III SPV Credit Facility, which lowers our cost of financing. With consistent NII generation and significant spillover available to support our dividend, CGBD remains focused on delivering stable income and consistent credit performance as we execute our strategy for investors.”
For the third quarter of 2025, we reported $0.37 per common share of Net Investment Income and $0.38 per common share of Adjusted Net Investment Income, a non-GAAP financial measure described below.
Net asset value per common share decreased by 0.4% for the third quarter to $16.36 from $16.43 as of June 30, 2025. The total fair value of our investments increased to $2.4 billion as of September 30, 2025.
Dividends
On October 29, 2025, the Board of Directors declared a quarterly common dividend of $0.40 per share. The dividend is payable on January 16, 2026 to common stockholders of record on December 31, 2025.

Conference Call
The Company will host a conference call at 11:00 a.m. (Eastern Time) on Wednesday, November 5, 2025 to discuss these quarterly financial results. The conference call will be available via public webcast via a link on our website and will also be available on our website soon after the call’s completion.

Non-GAAP Financial Measures
On a supplemental basis, we are disclosing Adjusted Net Investment Income Per Common Share, which is calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). We use this non-GAAP financial measure internally to analyze and evaluate financial results and performance, and we believe this non-GAAP financial measures is useful to investors as an additional tool to evaluate our ongoing results and trends and to review our performance without giving effect to (i) the amortization/accretion resulting from the new cost basis of the investments acquired and accounted for under the acquisition method of accounting in accordance with ASC 805 and (ii) the one-time purchase or non-recurring investment income and expense events, including the effects on incentive fees. In addition, Company’s management uses the non-GAAP financial measure described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not had similar one-time or non-recurring events. The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
For the third quarter of 2025, the adjustment to net investment income per common share to determine Adjusted Net Investment Income Per Common Share represents the difference between GAAP amortization under the asset acquisition method of accounting in accordance with ASC 850 and management’s non-GAAP measure of amortization related to assets acquired in connection with the CSL III merger on March 27, 2025, and the remaining interest in Middle Market Credit Fund II on February

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11, 2025. This adjustment reflects management’s view of the economic yield on the acquired assets and is consistent with our internal evaluation of performance.
There were no other one-time or non-recurring events considered as part of the non-GAAP measure for the third quarter of 2025.

Carlyle Secured Lending, Inc.
CGBD is an externally managed specialty finance company focused on lending to middle-market companies. CGBD is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through September 30, 2025, CGBD has invested approximately $10.2 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CGBD’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CGBD has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Carlyle AlpInvest. With $474 billion of assets under management as of September 30, 2025, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,400 employees in 27 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Contacts:

Investors:	Media:
Nishil Mehta	Kristen Ashton
+1-212-813-4918	+1-212-813-4763
publicinvestor@carlylesecuredlending.com	kristen.ashton@carlyle.com
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